Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-216030

Citius Pharmaceuticals, Inc.

Prospectus Supplement No. 4 dated July 5, 2017

(to Prospectus dated April 11, 2017)

762,947 shares of common stock

This Prospectus Supplement No. 4 updates, amends, and supplements the information previously included in our prospectus dated April 11, 2017, as amended by Prospectus Supplement No. 1 dated June 2, 2017, Prospectus Supplement No. 2 dated June 12, 2017 and Prospectus Supplement No. 3 dated June 13, 2017, which we refer to as our prospectus, relating to the sale or other disposition from time to time of up to 762,947 shares of our common stock, $0.001 par value per share, of Citius Pharmaceuticals, Inc. (the “Company”), held by selling stockholders named in the prospectus.

Entry into a Material Agreement

On June 23, 2017, we executed a convertible future promissory note and Conversion Agreement with Leonard Mazur and filed a Current Report on Form 8-K on June 27, 2017, as amended on June 30, 2017 (the “Form 8-K”), to report the transaction. The material portions of that Form 8-K are set forth below.

On June 23, 2017, Citius Pharmaceuticals, Inc. (the “Company”) executed a convertible future advance promissory note in favor of Leonard Mazur (“Lender”) in the principal amount of up to $1,000,000 (the “Bridge Note”). The Company may draw on the Bridge Note as needed up to the $1,000,000 principal amount, of which $410,000 was outstanding under the Bridge Note as of June 27, 2017. The Bridge Note bears interest at the “Prime Rate” as published in the Wall Street Journal on the last day of each relevant month plus 1%, and matures on the earlier of December 31, 2017 or the full conversion of the Bridge Note. The Bridge Note is convertible, in whole or in part, into shares of the Company’s common stock at a conversion price equal to 75% of the price per share paid by investors in the Company’s contemplated securities offering pursuant to a Form S-1 registration statement (File No. 333-217956) filed with the U.S. Securities and Exchange Commission. In addition, in the event the Company enters into a debt financing with a third party on terms better than those of the Bridge Note while such Bridge Note remains outstanding, the Company will notify Lender of such terms and Lender may elect, in Lender’s sole discretion, to amend the Bridge Note to incorporate such terms. The Bridge Note is governed by the same form of agreement governing the convertible future advance promissory note executed in favor of Leonard Mazur on May 10, 2017 for $1,500,000 and filed as Exhibit 10.1 to the Company’s Form 10-Q for the fiscal quarter ended March 31, 2017 (the “Form of Bridge Note”).

The Lender, Leonard Mazur, is our Executive Chairman and Secretary and a director of the Company.

The forgoing description is a summary only, does not purport to set forth the complete terms of Bridge Note, and is qualified in its entirety by reference the Form of Bridge Note filed as Exhibit 10.1 to the Company’s Form 10-Q for the fiscal quarter ended March 31, 2017.

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This Prospectus Supplement No. 4 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 4 is July 5, 2017.

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